SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

GREAT PLAINS ENERGY INCORPORATED
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GREAT PLAINS ENERGY INCORPORATED
1201 Walnut
Kansas City, Missouri 64106-2124

March 20, 2006

Dear Shareholder:

     We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 2, 2006, at The Discovery Center, 4750 Troost, Kansas City, Missouri 64110. At this meeting, you will be asked to elect eleven directors and ratify the appointment of independent auditors for 2006.

     The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.

     We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

MICHAEL J. CHESSER
Chairman of the Board

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut
Kansas City, Missouri 64106-2124

______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
______________________

Date:	Tuesday, May 2, 2006
Time:	10:00 a.m. (Central Daylight Time)
Place:	The Discovery Center
4750 Troost
Kansas City, Missouri 64110

(Directions to The Discovery Center can be found on the preceding page)

     The purposes of the Annual Meeting are to:

          1. Elect eleven directors; and

          2. Ratify the appointment of independent auditors.

     Shareholders of record as of the close of business on February 24, 2006, are eligible to vote at this meeting.

Kansas City, Missouri
March 20, 2006

The Discovery Center is accessible to all shareholders. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124, no later than Friday, April 28, 2006.

Great Plains Energy Incorporated
1201 Walnut
Kansas City, Missouri 64106-2124

GREAT PLAINS ENERGY INCORPORATED
_____________________

PROXY STATEMENT
_____________________

     This proxy statement and accompanying proxy card are being mailed, beginning March 20, 2006, to owners of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2006 Annual Meeting of Shareholders (“Annual Meeting”). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

     In this proxy statement, we refer to Great Plains Energy Incorporated as “we”, “Company”, or “Great Plains Energy”, unless the context clearly indicates otherwise.

HOUSEHOLDING DISCLOSURE STATEMENT

     Shareholders that share the same last name and household mailing address with multiple accounts will receive a single copy of shareholder documents (annual report, proxy statement, prospectus or other information statement) unless we are instructed otherwise. Each registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in “street name” – an account with a broker or a bank – should contact that party regarding combined mailings.

Great Plains Energy Incorporated
Shareholder Relations
1201 Walnut
Kansas City, Missouri 64106-2124
1-800-245-5275

VOTING PROCEDURES

     Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke your proxy at any time by:

  written notice to the Corporate Secretary;
  submission of a proxy bearing a later date; or
  casting a ballot during the Annual Meeting proceedings.

     Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

     Who can vote? Shareholders who own shares of our common stock as of the close of business on February 24, 2006, are entitled to vote at the meeting or any postponements or adjournments. On that day, approximately 74,835,687 shares of common stock were eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

     Cumulative voting is allowed with respect to the election of directors. This means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. If votes for a certain director nominee are withheld, those votes will be distributed equally among the remaining director nominees. Withholding authority to vote for all director nominees has the same effect as abstaining from voting for any director nominee. If no instructions are given, the shares will be voted equally for the election of all directors. The eleven nominees with the highest number of votes will be elected.

     On all other matters, a majority of the votes present at the meeting is required for approval.

     How do I vote? Other than by attending the Annual Meeting and voting in person, there are three ways registered shareholders may vote their shares:

  By Mail
  By Telephone
  By Internet

     To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or Internet, 24 hours a day, 7 days a week, refer to your proxy card for voting instructions. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares. If you are an employee participating in Great Plains Energy’s Employee Savings Plus Plan, you will receive separate instructions from the plan trustee describing how to vote your shares.

     What shares are included on the proxy card? The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan account.

     How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum is present.

     Is my vote confidential? Great Plains Energy has a policy of voting confidentiality. Proxies, ballots and voting tabulations are available for examination only by the independent Inspector of Election and Tabulators. Your vote will not be disclosed to the Board or management of Great Plains Energy except as may be required by law and in other limited circumstances.

     Who will solicit proxies? The cost of solicitation will be borne by Great Plains Energy. In addition to the use of the mails, proxies may be solicited in person, by telephone, facsimile or other electronic means by the directors, officers and employees of Great Plains Energy without additional compensation. Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, has been retained by us to assist in the distribution of proxy materials and solicitation of votes for a fee of $6,500 plus reimbursement of out-of-pocket expenses.

CORPORATE GOVERNANCE

     Our business, property and affairs are managed under the direction of the Board. This is in accordance with Missouri General and Business Corporation Law and Great Plains Energy’s Articles of Incorporation and By-Laws. Although directors are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents regularly provided to them. In addition, directors receive operating, financial and other reports presented by the Chairman and other officers at Board and committee meetings.

BOARD ATTENDANCE AT ANNUAL MEETING

     The directors are expected to attend the Annual Meeting of Shareholders. In 2005, all directors were present at the Annual Meeting.

MEETINGS OF THE BOARD

     The Board held eight meetings in 2005. Each of the incumbent directors attended at least 75% of the Board and committee meetings to which he or she was assigned, with the exception of Mr. Ernst who attended 72% of the Board and committee meetings to which he was assigned.

COMMITTEES OF THE BOARD

      The Board’s four standing committees are described below. Directors’ committee memberships are included in their biographical information beginning on page 4.

           Executive Committee – consists of the Chairman and four independent directors and exercises the full power and authority of the Board to the extent permitted by Missouri law. The committee generally meets when action is necessary between scheduled Board meetings.

      The committee held no meetings in 2005.

            Audit Committee – consists of six independent directors and oversees the auditing, accounting and financial reporting of Great Plains Energy including:

  monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;
  monitoring the independence, qualifications and performance of the Company’s independent auditors and internal auditing department; and
  providing an avenue of communication among the independent auditors, management, internal auditing department and the Board.

      The Board identified Mark A. Ernst, William K. Hall, William C. Nelson and Robert H. West as independent “audit committee financial experts” as that term is defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

      The committee held six meetings in 2005.

            Compensation and Development Committee – consists of six independent directors and reviews and assists the Board in overseeing compensation matters including:

  aligning the interest of directors and executives with the interests of shareholders;
  motivating performance in achievement of the Company's business objectives;

  administering Great Plains Energy's incentive plans for senior officers; and
  recommending compensation to be paid to Board members.

       The committee held four meetings in 2005.

            Governance Committee – consists of six independent directors and reviews and assists the Board with all corporate governance matters including:

  identifying and recommending nominees qualified to become board members;
  monitoring the effectiveness of the Company and its subsidiaries in meeting overall objectives and goals of the organization;
  developing and monitoring a set of appropriate corporate governance principles applicable to Great Plains Energy and its subsidiaries; and
  ensuring a succession planning process for key executive positions.

       The committee held five meetings in 2005.

CORPORATE GOVERNANCE GUIDELINES, COMMITTEE CHARTERS AND CODE OF BUSINESS CONDUCT AND ETHICS

      The Board has adopted written corporate governance guidelines, charters for the Audit, Compensation and Development and Governance Committees and a Code of Business Conduct and Ethics. These documents are available on the Company’s website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106.

DIRECTOR COMPENSATION

     Compensation is paid to non-employee members of the Board. An annual retainer of $50,000 was paid in 2005 ($25,000 of which was used to acquire shares of common stock through our Dividend Reinvestment and Direct Stock Purchase Plan on behalf of each non-employee member of the Board). An additional retainer of $10,000 was paid annually to the lead director. Also, a retainer of $6,000, $5,000 and $5,000 was paid to the non-employee director serving as chair of the Audit Committee, the Compensation and Development Committee and the Governance Committee, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended were also paid in 2005. Directors may defer the receipt of all or part of the cash retainers and meeting fees.

     Great Plains Energy offers life and medical insurance coverage for each non-employee member of the Board. The total premiums paid by Great Plains Energy for this coverage for all non-employee directors in 2005 was $32,789. We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings, including the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting in 2005. We also match up to $2,000 per year of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our service territory.

ELECTION OF DIRECTORS

Item 1 on Proxy Card

     The Board will consist of eleven members. The eleven nominees have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified. All of the directors elected in 2005 are listed below as nominees. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for a greater number of persons than eleven.

The Board of Directors recommends a vote FOR each of the listed nominees.

NOMINEES FOR DIRECTORS

David L. Bodde	Director since 1994

Dr. Bodde, 63, is the Senior Fellow and Professor, Arthur M. Spiro Center for Entrepreneurial Leadership at Clemson University (since 2004). He previously held the Charles N. Kimball Professor of Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He also serves on the board of The Commerce Funds. Dr. Bodde served as a member of the Executive, Audit and Governance committees during 2005.

Michael J. Chesser	Director since 2003

Mr. Chesser, 57, is Chairman of the Board and Chief Executive Officer - Great Plains Energy and Chairman of the Board - KCP&L (since October 2003). Previously he served as Chief Executive Officer of United Water (2002-2003); and President and Chief Executive Officer of GPU Energy (2000-2002). Mr. Chesser served as a member of the Executive committee in 2005.

William H. Downey	Director since 2003

Mr. Downey, 61, is President and Chief Operating Officer - Great Plains Energy and President and Chief Executive Officer - KCP&L (since October 2003). Mr. Downey joined the Company in 2000 as Executive Vice President - Kansas City Power & Light Company and President - KCPL Delivery Company. Mr. Downey also serves on the board of Enterprise Financial Services Corp. and Grubb & Ellis Realty Advisors, Inc.

Mark A. Ernst	Director since 2000

Mr. Ernst, 47, is Chairman of the Board, President and Chief Executive Officer of H&R Block, Inc., a global provider of tax preparation, investment, mortgage and accounting services. He was elected Chairman of the Board in 2002, Chief Executive Officer in 2001 and President in 1999. Mr. Ernst also serves on the board of Knight Ridder, Inc. Mr. Ernst served on the Executive, Audit and Compensation and Development committees during 2005.

Randall C. Ferguson, Jr.	Director since 2002

Mr. Ferguson, 54, is the Senior Partner for Business Development for Tshibanda & Associates, LLC (since March 2005), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. Previously he served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005) and the retired Senior Location Executive (1998-2003) for the IBM Kansas City Region. Mr. Ferguson served on the Audit and Governance committees during 2005.

William K. Hall	Director since 2000

Dr. Hall, 62, is Chairman (since 2000) of Procyon Technologies, Inc., a holding company with investments in the aerospace and defense industries. He also served as Chief Executive Officer (2000-2003) of the company. Dr. Hall also serves on the boards of Actuant Corporation, A. M. Castle & Co., and W. W. Grainger. Dr. Hall served on the Audit, Compensation and Development and Governance committees during 2005.

Luis A. Jimenez	Director since 2001

Mr. Jimenez, 61, is Senior Vice President and Chief Strategy Officer (since 2001) of Pitney Bowes Inc., a global provider of integrated mail and document management solutions. He also served as Vice President, Global Growth and Future Strategy (1999-2001) of the company. Mr. Jimenez served on the Governance and Compensation and Development committees during 2005.

James A. Mitchell	Director since 2002

Mr. Mitchell, 64, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a not-for-profit organization assisting business leaders in creating ethical and profitable cultures. Mr. Mitchell served on the Compensation and Development and Governance committees during 2005.

William C. Nelson	Director since 2000

Mr. Nelson, 68, is Chairman (since 2001) of George K. Baum Asset Management, a provider of investment management services to individuals, foundations and institutions. He also serves on the board of DST Systems. Mr. Nelson served on the Executive, Audit and Compensation and Development committees during 2005.

Linda H. Talbott	Director since 1983

Dr. Talbott, 65, is President of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and nonprofit organizations. She is also Chairman of the Center for Philanthropic Leadership. Dr. Talbott served as the Advising Director for Corporate Social Responsibility and on the Governance and Compensation and Development committees during 2005.

Robert H. West	Director since 1980

Mr. West, 67, serves on the boards of Burlington Northern Santa Fe Corporation and Commerce Bancshares, Inc. Mr. West served as the Lead Independent Director of the Board and as a member of the Audit, Executive and Compensation and Development committees during 2005.

DIRECTOR INDEPENDENCE

     The Board has determined that all the nominees for director are independent except for Michael J. Chesser and William H. Downey. In conducting its analysis, the Board considered whether a director nominee met the New York Stock Exchange requirements for independence and whether the nominee had any material direct or indirect relationships with Great Plains Energy. With the exception of Messrs. Chesser and Downey, the Board affirmatively determined that no nominee for director or immediate family member of such nominee has currently, or had in the past, any direct or indirect relationship with Great Plains Energy or its affiliates other than the nominee’s position as director. The Board also affirmatively determined that there are no material relationships, current or past, between Great Plains Energy and its affiliates and any of the entities of which the nominee or their immediate family members serve as an employee or officer.

     In making these independence determinations, the Board considered relationships falling within the following categories to be immaterial:

  The nominee is a current employee, or an immediate family member is a current executive officer of another company that does business with the Company (Great Plains Energy and our subsidiaries) and the annual sales to, or purchases from the Company in any of the last three fiscal years does not exceed one percent of gross annual revenues of such other company.

  The nominee or an immediate family member is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the other company.

  The nominee or an immediate family member is a director, trustee or executive officer of a tax-exempt organization, and the Company’s discretionary contributions (excluding Company matches of employee contributions) were less than the greater of $1 million or two percent of that organization’s consolidated gross revenues in any of the last three fiscal years.

  The nominee has relationships or related transactions with the Company within the scope of Item 404 of Regulation S-K of the Securities and Exchange Commission that are below the applicable disclosure threshold or are authorized to be nondisclosable by the express terms of Item 404 of Regulation S-K. This does not apply to relationships and transactions that are categorically material under New York Stock Exchange listing standards, or that are above the limits of any other immaterial category.

BOARD POLICIES REGARDING COMMUNICATIONS

     The Company has a process for communicating with the Board. Communications by shareholders to the independent members of the Board can be directed to the Governance Committee of the Board of Directors, Great Plains Energy Incorporated, Attention: Corporate Secretary, 1201 Walnut, Kansas City, Missouri 64106. Communications should state the number of shares beneficially owned by the shareholder. All communications will be forwarded directly to the chair of the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

     The following table shows beneficial ownership of Great Plains Energy’s common stock by the named executive officers, directors and all directors and officers as of February 7, 2006 (with the exception of shares held in the Employee Savings Plus Plan which are reported as of January 31, 2006). The total of all shares owned by directors and officers represents less than 1% of the outstanding shares of Great Plains Energy’s common stock. Management of Great Plains Energy has no knowledge of any person (as defined by the Securities and Exchange Commission) who owns beneficially more than 5% of Great Plains Energy common stock, except as shown below.

Directors and Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)
Named Executive Officers
Michael J. Chesser	43,973
William H. Downey	89,255
Shahid Malik	28,863
John R. Marshall	25,761
Stephen T. Easley	39,705

Non-Management Directors
David L. Bodde	10,465	(2)
Mark A. Ernst	8,663
Randall C. Ferguson, Jr.	4,203
William K. Hall	12,186
Luis A. Jimenez	4,650
James A. Mitchell	5,209
William C. Nelson	5,069	(3)
Linda H. Talbott	10,781
Robert H. West	8,008	(4)
All Great Plains Energy Executive Officers and
Directors As A Group (20 persons)	342,584
___________________

(1)	Includes restricted stock with restricted reinvested dividend shares and exercisable non-qualified stock options.

  Restricted Stock: Chesser – 36,006 shares; Downey – 24,487 shares; Malik – 25,565 shares; Marshall – 23,567 shares; Easley – 12,593 shares; and other executive officers – 24,944 shares.

  Exercisable Non-Qualified Stock Options: Downey – 40,000 shares; and Easley – 19,000 shares

(2)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee’s mother.

(3)	The nominee disclaims beneficial ownership of 62 shares reported and held by nominee’s wife.

(4)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee’s wife.

Benificial Ownership of 50% or more

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock (Based on Schedule 13G Filing)	Percentage of Common Shares Outstanding
Morgan Stanley	3,760,411 (1)	5%
1585 Broadway
New York, NY 10036
____________________

(1)

The information in the preceding table and in this footnote is taken entirely from the Schedule 13G filed by the shareholder on February 16, 2006. The reported amount includes 839 shares over which the shareholder has shared voting and dispositive power. The shareholder reported that it disclaims beneficial ownership of an unquantified portion of the shares which are owned indirectly through a client vehicle.

Certain Relationships and Related Transactions

     Great Plains Energy and certain of its subsidiaries had certain relationships and transactions with Morgan Stanley or its affiliates (collectively, “Morgan Stanley”) in 2005. Morgan Stanley is one of sixteen lenders under both a $550 million revolving credit agreement with Great Plains Energy, and a $250 million revolving credit agreement with Kansas City Power & Light Company (“KCP&L”). Both of these credit agreements terminate in December 2009. KCP&L and Strategic Energy, L.L.C. (“Strategic Energy”), entered into transactions with Morgan Stanley in the normal course of business regarding physical and financial electricity transactions totaling approximately $20 million in 2005. KCP&L also sold about $5 million in sulfur dioxide emission allowances to Morgan Stanley in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our directors, executive officers and persons who own more than 10% of Great Plains Energy’s common stock to file reports of holdings and transactions in Great Plains Energy common stock with the Securities and Exchange Commission and the New York Stock Exchange. It came to our attention in 2006 that an acquisition of 62 shares of our stock in 2003 had not been previously reported. This holding was reported on Mr. Nelson’s latest report under Section 16(a), and Mr. Nelson disclaims beneficial ownership of this stock.

EXECUTIVE COMPENSATION

     The following table shows the total salary and other compensation awarded to or earned by the CEO and the four other most highly compensated executive officers

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compensation ($) (1) (e)	Restricted Stock Award(s) ($)(2) (f)	Securities Underlying Options/ SARs (g)	LTIP Payouts ($)(3) (h)	All Other Compensation ($)(4) (i)
Michael J. Chesser	2005	610,000	555,707	—	—	—	—	27,710
Chairman of the Board and	2004	550,000	495,535	311,436	—	—	—	8,734
Chief Executive Officer	2003	137,500	123,750	—	1,115,813	—	—	1,403

William H. Downey	2005	440,000	395,292	—	—	—	85,947	39,210
President and Chief	2004	400,000	270,292	—	—	—	—	27,562
Operating Officer	2003	325,000	219,375	—	1,001,998	5,249	—	20,764

Shahid Malik	2005	400,000	338,000	159,659	299,342	—	—	15,303
Executive Vice President	2004	56,154	—	—	396,123	—	—	—
	2003	—	—	—	—	—	—	—

John R. Marshall	2005	192,222	347,657	157,315	636,635	—	—	8,338
Senior Vice President-	2004	—	—	—	—	—	—	—
Delivery, Kansas City Power & Light Company	2003	—	—	—	—	—	—	—

Stephen T. Easley	2005	250,000	147,789	—	302,000	—	40,086	14,381
Senior Vice President-	2004	225,000	116,685	—	—	—	—	11,972
Supply, Kansas City Power & Light Company	2003	210,000	94,500	—	128,378	2,449	—	10,737

____________________

(1)

The executive officers named above received certain perquisites from the Company, which may include relocation costs, transportation allowances, dues for one club, a tax and financial planning allowance of up to $1,500, and in limited situations, the expenses of spouses accompanying the executive officers. With the exception of Messrs. Malik, and Marshall in 2005 and Mr. Chesser in 2004, perquisites did not reach in any of the reported years the threshold for reporting of the lesser of either $50,000 or ten percent of salary and bonus set forth in the applicable rules of the Securities and Exchange Commission.

             For 2005, amounts include:

             Malik

  Relocation Costs: $151,283
  Transportation Allowance: $7,200
  Spouse Travel: $1,176

             Marshall

  Relocation Costs: $151,115
  Transportation Allowance: $4,200
  Club Dues: $500
  Tax/Financial Planning: $1,500

             For 2004, amounts include:

             Chesser

  Relocation Costs: $299,292
  Transportation Allowance: $7,200
  Club Dues: $1,150
  Spouse Travel: $3,794
(2)	At Year-End 2005, amounts include:

Restricted Stock: The dollar value of the restricted stock awards shown in Column (f) above is calculated by multiplying the number of shares awarded by the closing market price of the Great Plains Energy common stock on the date of the grant. The grants of restricted stock vest over time. Unvested grants of restricted stock are forfeited in the event the executive’s employment with the Company is terminated (except in the events of retirement, disability or death, in which cases the grants would be prorated for service during the restriction period).

Chesser

12,135 shares vested October 1, 2005. 12,135 shares each vest on October 1, 2006 and October 1, 2007. Dividends are reinvested with the same restrictions as the restricted stock. The value as of December 31, 2005 of the remaining restricted stock was $678,589.

Downey

8,825 shares vested October 1, 2005. 8,825 shares vest on October 1, 2006 and 8,826 shares vest on October 1, 2007. Dividends are reinvested with the same restrictions as the restricted stock. The value as of December 31, 2005 of the remaining restricted stock was $493,522.

Malik

  13,333 shares of restricted stock were granted in 2004. 4,444 shares vested November 10, 2005. 4,444 shares vest on November 10, 2006, and 4,445 shares vest on November 10, 2007. Dividends are reinvested with the same restrictions as the restricted stock. The value as of December 31, 2005 of the remaining restricted stock granted in 2004 was $248,536.

  9,912 shares of restricted stock were granted in 2005. 4,956 shares each vest February 1, 2007 and February 1, 2008. Dividends are reinvested with the same restrictions as the restricted stock. The value as of December 31, 2005, of the restricted stock was $277,140.

Marshall

20,275 shares of restricted stock were granted in 2005, vesting May 25, 2008. Dividends are reinvested with the same restrictions as the restricted stock. The value as of December 31, 2005 of the restricted stock was $566,889.

Easley

10,000 shares of restricted stock were granted in 2005, vesting February 1, 2008. Dividends are reinvested with the same restrictions as the restricted stock. The value as of December 31, 2005 of the restricted stock was $279,600.

(3)

The LTIP Payouts for 2005 represent the value of common stock and cash dividends paid under 2003 Performance Shares for the period ended 2005. The value of the payouts is calculated as of February 7, 2006, the date the payouts were approved by the Board.

(4)	For 2005, amounts include:

Chesser
  Contribution under the Great Plains Energy Employee Savings Plus Plan: $6,300
  Contribution under the Great Plains Energy Employee Savings Plus Plan accruing to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $12,000
  Flex dollars under the Great Plains Energy Flexible Benefits Plan: $6,835
  Deferred flex dollars: $1,582
  Above-market interest paid on compensation deferred pursuant to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $993

             Downey

  Contribution under the Great Plains Energy Employee Savings Plus Plan: $6,300
  Contribution under the Great Plains Energy Employee Savings Plus Plan accruing to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $6,900
  Flex dollars under the Great Plains Energy Flexible Benefits Plan: $6,253
  Deferred flex dollars: $214
  Above-market interest paid on compensation deferred pursuant to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $19,543

             Malik

  Contribution under the Strategic Energy, L.L.C. 401(k) Plan: $5,269
  Strategic Energy, L.L.C. Health and Welfare Plan: $8,802
  Above-market interest paid on compensation deferred Pursuant to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $1,232

             Marshall

  Contribution under the Great Plains Energy Employee Savings Plus Plan accruing to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $5,200
  Flex dollars under the Great Plains Energy Flexible Benefits Plan: $2,714
  Above-market interest paid on compensation deferred pursuant to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $424

        Easley

  Contribution under the Great Plains Energy Employee Savings Plus Plan: $6,300
  Contribution under the Great Plains Energy Employee Savings Plus Plan accruing to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $1,200
  Flex dollars under the Great Plains Energy Flexible Benefits Plan: $4,192
  Above-market interest paid on compensation deferred pursuant to the Great Plains Energy Non-Qualified Deferred Compensation Plan: $2,689

Aggregated Options/SAR Exercise in Last Fiscal Year and
Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise (#) (b)	Value Realized ($)(1) (c)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In- the-Money Options/SARs at Fiscal Year End ($)
Name (a)			Exercisable (d)	Unexercisable (d)	Exercisable (e)	Unexercisable (e)
Michael J. Chesser	—	—	—	—	—	—
William H. Downey	—	—	40,000	5,249	109,400	1,207
Shahid Malik	—	—	—	—	—	—
John R. Marshall	—	—	—	—	—	—
Stephen T. Easley	—	—	19,000	2,449	54,240	563

Long-Term Incentive Plans - Awards in Last Fiscal Year

	Number of Shares, Units or Other Rights (#) (b)(1)	Performance or Other Period Until Maturation or Payout (c)	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name (a)			Threshold ($ or #) (d)	Target ($ or #) (e)	Maximum ($ or #) (f)
Michael J. Chesser	30,233 shares	2 years ending 2006	—	30,233 shares	60,466 shares
	30,233 shares	3 years ending 2007	—	30,233 shares	60,466 shares

William H. Downey	16,719 shares	2 years ending 2006	—	16,719 shares	33,438 shares
	16,719 shares	3 years ending 2007	—	16,719 shares	33,438 shares

Shahid Malik (2)	Not Applicable	2 years ending 2006	—	$450,000	$1,350,000
	Not Applicable	3 years ending 2007	—	$450,000	$1,350,000

John R. Marshall	7,096 shares	3 years ending 2007	—	7,096 shares	14,192 shares

Stephen T. Easley	5,782 shares	2 years ending 2006	—	5,782 shares	11,564 shares
	5,782 shares	3 years ending 2007	—	5,782 shares	11,564 shares
____________________

(1)

The awards of performance shares to Mr. Chesser is based on the following weightings of Great Plains Energy objectives during the applicable performance period: 50% total shareholder return compared to other Edison Electric Institute companies; 25% earnings per share; and 25% return on invested capital. The awards of performance shares to Messrs. Downey, Marshall and Easley are based 60%, 20% and 20%, respectively, on the Great Plains Energy objectives, with the remainder based on the following weightings of KCP&L objectives during the applicable performance period: 25% KCP&L earnings; 25% return on invested capital; 25% on regulatory/build plan on schedule and budget; and 25% distributed utility goal. Payment of performance shares will range from 0% to 200% of the target amount of performance shares, depending on performance. Payment will be made in an amount equal to the number of performance shares earned, multiplied by the fair market value of common stock at the end of the applicable performance period and divided by the fair market value of common stock at the time of grant.

(2)

Mr. Malik’s awards will be paid in cash. Twenty percent of Mr. Malik’s awards are based on the same criteria as for Messrs. Chesser and Downey (described in footnote (1)) for the applicable performance period. The remainder of Mr. Malik’s awards are based on the following weightings during the applicable performance period: 25% cumulative pre-tax net income at Strategic Energy; 25% return on average book equity at Strategic Energy; 16.66% cumulative increase in customer accounts under contract; 16.66% cumulative reduction in general and administrative expenses; and 16.66% reduction in supply cost to retail customers. Payment of the cash awards will range from 0% to 300% of the target amount, depending on performance.

GREAT PLAINS ENERGY PENSION PLANS

     Great Plains Energy has a non-contributory pension plan (the “Great Plains Energy Pension Plan”) providing for benefits upon retirement, normally at age 65. In addition, a supplemental retirement benefit is provided for selected executive officers based on the number of years such persons were officers. The following table shows examples of single life option pension benefits (including unfunded supplemental retirement benefits) payable upon retirement at age 65 to the named executive officers, assuming that the person was covered by the supplemental retirement benefit for all years of service:

Average Annual Base Salary for Highest 36 Months	Annual Pension for Years of Service Indicated
	15	20	25	30 or more
150,000	45,000	60,000	75,000	90,000
200,000	60,000	80,000	100,000	120,000
250,000	75,000	100,000	125,000	150,000
300,000	90,000	120,000	150,000	180,000
350,000	105,000	140,000	175,000	210,000
400,000	120,000	160,000	200,000	240,000
450,000	135,000	180,000	225,000	270,000
500,000	150,000	200,000	250,000	300,000
550,000	165,000	220,000	275,000	330,000
600,000	180,000	240,000	300,000	360,000
650,000	195,000	260,000	325,000	390,000
700,000	210,000	280,000	350,000	420,000
750,000	225,000	300,000	375,000	450,000

     Each eligible employee with 30 or more years of credited service, or whose age and years of service add up to 85, is entitled under the Great Plains Energy Pension Plan to a total monthly annuity equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. The monthly annuity will be proportionately reduced if their years of credited service are less than 30 or if their age and years of service do not add up to 85. The compensation covered by the Great Plains Energy Pension Plan -- base monthly salary -- excludes any bonuses and other compensation. The Great Plains Energy Pension Plan provides that pension amounts are not reduced by Social Security benefits. The estimated years of credited service under the Great Plains Energy Pension Plan for the named executive officers in the Summary Compensation table are as follows:

Officer	Years of Credited Service
Michael J. Chesser(1)	2.5 years
William H. Downey	5.5 years
Shahid Malik(2)	0 years
John R. Marshall(1)	0 years
Stephen T. Easley	9 years

____________________

(1)

Pursuant to the terms of employment agreements, Messrs. Chesser and Marshall will be credited with two years of service for every one year of service earned. The additional year of service will be paid as a supplemental retirement benefit.

(2)	Mr. Malik does not participate in the Great Plains Energy Pension Plan.

     Eligibility for supplemental retirement benefits is limited to executive officers selected by the Compensation and Development Committee of the Board; all the named executive officers, with the exception of Mr. Malik, are participants. The total retirement benefit payable at the normal retirement date is equal to 1 2/3% of highest average annual base salary over the thirty-six consecutive month period when base salary was highest (“highest average annual base salary”), as shown above, for each year of credited service, plus an additional 1/3% of highest average annual base salary for each year of credited service when the executive was eligible for supplemental retirement benefits, up to 30 years (or a maximum of 60% of highest average annual base salary in the situation where the executive was eligible for supplemental retirement benefits for at least 30 years). A liability accrues each year to cover the estimated cost of future supplemental benefits.

     The Internal Revenue Code imposes certain limitations on pensions that may be paid under tax qualified pension plans. In addition to the supplemental retirement benefits, the amount by which pension benefits exceed the limitations will be paid outside the qualified plan and accounted for by Great Plains Energy as an operating expense.

GREAT PLAINS ENERGY SEVERANCE AGREEMENTS

     Great Plains Energy has severance agreements (“Severance Agreements”) with certain of its executive officers, including the named executive officers, to ensure their continued service and dedication and their objectivity in considering on behalf of Great Plains Energy any transaction that would change the control of the Company. Under the Severance Agreements, an executive officer would be entitled to receive a lump-sum cash payment and certain insurance benefits during the three-year period after a Change in Control (or, if later, the three-year period following the consummation of a transaction approved by Great Plains Energy’s shareholders constituting a Change in Control) if the officer’s employment was terminated by:

  Great Plains Energy other than for cause or upon death or disability;

  the executive officer for "Good Reason" (as defined in the Severance Agreements); or

  the executive officer for any reason during a 30-day period commencing one year after the Change in Control or, if later, commencing one year following consummation of a transaction approved by Great Plains Energy’s shareholders constituting a change in control (a "Qualifying Termination").

     A Change in Control is defined as:

  an acquisition by a person or group of 20% or more of the Great Plains Energy common stock (other than an acquisition from or by Great Plains Energy or by a Great Plains Energy benefit plan);

  a change in a majority of the Board; or

  approval by the shareholders of a reorganization, merger or consolidation (unless shareholders receive 60% or more of the stock of the surviving Company) or a liquidation, dissolution or sale of substantially all of Great Plains Energy’s assets.

     Mr. Malik’s Severance Agreement also includes the following additional Change in Control definition:

  an acquisition by a person or group of membership interests in Strategic Energy (except acquisitions from Strategic Energy or its affiliates other than in connection with the acquisition by Strategic Energy or its affiliates of a business) representing 50% or more of the combined voting power of Strategic Energy’s then outstanding membership interests; or

  approval by the Strategic Energy members of a merger or consolidation of Strategic Energy (unless the voting interests in Strategic Energy outstanding immediately prior to that event continue to represent at least 50% of the combined voting power of the surviving company), or a liquidation, dissolution or sale of substantially all of Strategic Energy’s assets.

     Upon a Qualifying Termination, a lump-sum cash payment will be made to the executive officer of:

  the officer's base salary through the date of termination;
  a pro-rated bonus based upon the average of the bonuses paid to the officer for the last five fiscal years;
  any accrued vacation pay;
  two or three times the officer's highest base salary during the prior 12 months;
  two or three times the average of the bonuses paid to the officer for the last five fiscal years;

  the actuarial equivalent of the excess of the officer's accrued pension benefits including supplemental retirement benefits computed without reduction for early retirement and including two or three additional years of benefit accrual service, over the officer's vested accrued pension benefits; and

  the value of any unvested Great Plains Energy contributions for the benefit of the officer under the Great Plains Energy Employee Savings Plus Plan.

     In addition, Great Plains Energy must offer health, disability and life insurance plan coverage to the officer and his dependents on the same terms and conditions that existed immediately prior to the Qualifying Termination for two or three years, or, if earlier, until the executive officer is covered by equivalent plan benefits. Great Plains Energy must make certain "gross-up" payments regarding tax obligations relating to payments under the Severance Agreements as well as provide reimbursement of certain expenses relating to possible disputes that might arise.

     In the following circumstances, termination of the officer’s employment prior to a Change in Control (or, if later, prior to the consummation of a transaction approved by shareholders that constitutes a Change in Control) will be treated as a Qualifying Termination:

  the officer’s employment was terminated without Cause (as defined in the Severance Agreement) and the termination was at the request or direction of the other party to the agreement;
  the officer terminates his employment for Good Reason; or
  the officer’s employment is terminated without Cause and such termination is otherwise in connection with or in anticipation of a Change in Control that actually occurs.

     Payments and other benefits under the Severance Agreements are in addition to balances due under the Great Plains Energy Long-Term Incentive Plan and Annual Incentive Plan. Upon a Change in Control (as defined in the Great Plains Energy Long-Term Incentive Plan), all stock options granted in tandem with limited stock appreciation rights will be automatically exercised.

OTHER EMPLOYMENT ARRANGEMENTS

     Pursuant to the terms of an employment arrangement, Mr. Chesser is entitled to receive three times annual salary and bonus if he is terminated without cause prior to his reaching age 63. After age 63, any benefit for termination without cause will be one times annual salary and bonus until age 65.

     Messrs. Chesser and Marshall will receive two credited years of service for every one year of service earned. The additional year of service will be paid as a supplemental retirement benefit.

     Mr. Malik has a written employment agreement with Strategic Energy and Great Plains Energy. The employment agreement’s initial term expires on November 10, 2007; however, the term is automatically extended for one-year periods unless either Mr. Malik or Strategic Energy provide at least 60 days written notice of termination. In the event Mr. Malik’s employment is terminated by Strategic Energy (other than for death, disability or “cause” as defined in the agreement), or Mr. Malik terminates his employment for “good reason” (as defined in the agreement), Mr. Malik will be paid a lump sum equal to three-years’ salary plus three times the average annual incentive compensation paid to him during the three most recent fiscal years (or such shorter period as Mr. Malik shall have been employed).

COMPENSATION AND DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

THE COMMITTEE’S RESPONSIBILITIES

     The Compensation and Development Committee of the Board of Great Plains Energy (“Committee”) is composed of six non-employee directors, each of whom is independent under applicable standards of the New York Stock Exchange. The Committee is responsible for setting the executive compensation structure and administering the policies and plans that govern compensation for the executive officers. The purpose of this report is to summarize the Committee’s compensation philosophy, identify key elements of the executive compensation programs, and describe the process and practices applied by the Committee in making compensation decisions for fiscal year 2005.

COMPENSATION PHILOSOPHY

     The Committee has adopted a compensation philosophy intended to:

  Attract and retain highly qualified and experienced executives;
  Emphasize a significant alignment between pay and Great Plains Energy’s and/or the executive’s performance;
  Motivate executives to achieve strong short-term and long-term financial and operational results;
  Provide variable compensation opportunities that recognize and reward outstanding performance;
  Align management interests with those of our shareholders; and
  Provide a significant portion of total pay in the form of stock-based incentives, correspondingly requiring target levels of stock ownership.

COMPENSATION METHODOLOGY

     Each year the Committee reviews data from market surveys, proxy statements, and other information provided by independent compensation consultants relating to an assessment of Great Plains Energy’s competitive position with respect to base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation. The Committee reviews the alignment between executive pay and performance on a regular basis. In the most recent assessment of its compensation practices by the compensation consultant retained by the Committee, it was reported that analyses demonstrated a strong relationship between pay and performance. The Committee also considers in its assessment individual performance, level of responsibility, internal comparisons, and skills and experience. Certain of Great Plains Energy’s executive officers serve as officers and/or directors of various subsidiaries. The total compensation of officers is designed to cover the full range of services they provide to Great Plains Energy and its subsidiaries.

COMPONENTS OF COMPENSATION

Base Salary

     The Committee reviews executive officer base salaries annually and concurrent with an evaluation of the executive’s performance for the prior year. Base salaries are based upon job responsibilities, level of experience, individual performance, comparisons of the salaries of executives in similar positions obtained from market surveys, internal comparisons, and competitive data provided by compensation consultants retained by the Committee. The goal for the base salary component is to compensate executives at a level which approximates the median salaries of individuals in comparable positions in companies of similar size within the industry and general industry, as appropriate. Base salary increases for Messrs. Chesser, Downey and Easley were effective January 1, 2005. Messrs. Malik and Marshall were not employed by Great Plains Energy until November 10, 2004; and May 25, 2005, respectively. Mr. Malik did not receive a base salary increase in 2005 because his employment date was in November 2004.

Annual Incentives

     Annual cash incentives are provided to executive officers based upon the achievement of pre-established corporate and business unit objectives, and also provide the ability to recognize individual performance. In 2005, the Committee administered the Great Plains Energy Annual Incentive Plan (“the Plan”) that permitted the award of annual cash incentives to executive officers, including the Named Executive Officers set forth in the Summary Compensation Table, with the exception of Mr. Malik, who was covered under the Strategic Energy Annual Incentive Plan to ensure closer alignment with the performance of that business. Target incentives under the Plan are established as a percentage of base pay, using survey data for individuals in comparable positions and markets and internal comparisons. The Committee has established total target annual bonus levels intended to approximate the 50th percentile bonus levels in comparable positions and markets when target performance is achieved. Target annual incentives under the Plan for 2005 ranged from 30% to 60% of base pay. The total amount available for payment was determined by corporate earnings per share and subject to established threshold, target, and maximum levels. The Plan will pay out at 100% at target. Fifty percent of the incentive is payable at the threshold level of performance and 150% of the incentive is payable at the maximum level of performance. If performance falls below target, but is above threshold, the amount of the award payable will be below the target award level. Similarly, performance above target will result in an award higher than target level. Individual awards will not be paid if the corporate EPS performance falls below the threshold level. The entire award is distributed proportionately among participants based on other corporate and business unit measures, such as return on invested capital, customer satisfaction, customer retention rate, reliability, and others. Individual performance is also taken into account. For 2005, discretion was used to exclude from Great Plains Energy reported earnings and Strategic Energy pre-tax income goals and results the applicable effects of mark-to-market gains and losses on energy contracts, a Seams Elimination Charge Adjustment (“SECA”), certain compensation expenses and discontinued operations. As a result, corporate earnings per share were at the maximum level and individual awards were earned in the amounts set forth in the Summary Compensation Table.

     The Strategic Energy, L.L.C. Annual Incentive Plan is based upon the achievement of pre-established business unit, departmental, and, in the case of Mr. Malik, corporate goals, and also provides the ability to recognize individual performance. Target incentives are established as a percentage of base pay in the same manner as in the Great Plains Energy Plan, and for 2005 ranged from 40% to 60%. The total amount payable for payment is determined by Strategic Energy’s pre-tax income and subject to established threshold, target, and maximum levels. The plan will pay 100% at target; 50% at threshold; and 150% at the maximum level of performance. If performance falls below target, but is above threshold, the amount of the award will be below target level. Similarly, performance above target will result in an award higher than target level. Individual awards will not be paid if corporate pre-tax earnings performance falls below the threshold for the year. Once the size of the aggregate available award is determined, individual awards are paid based on results of the pre-established goals mentioned above. For 2005, overall performance was above target levels.

     The Annual Incentive Plan of Great Plains Energy Incorporated was amended in February of 2006. The amended Plan will continue to be based on achievement of pre-established company and business unit financial and operational metrics. For 2006, the measures for annual incentives are based 50% on core earnings, and 30% on financial ratios, production availability, achievement of comprehensive energy plan milestones, customer satisfaction, profitability, employee engagement, and/or other specified business unit objectives. The Committee also takes into account individual performance to account for 20% of the target award. Individual Incentive amounts will range from 0% to 200% of target based on performance, and the Committee intends to target the 50th percentile or above as the basis for target annual bonus levels. Strategic Energy also revised the Strategic Energy L.L.C. Annual Incentive Plan in February of 2006 and has the same structure and terms as the Great Plains Energy Annual Incentive Plan.

Long-Term Incentive Compensation

     The Committee has structured a long-term compensation element to more closely align the interests of management with the creation of long-term shareholder value. The Great Plains Energy Long-Term Incentive Plan was approved by shareholders in 2002, and provides for grants by the Committee of stock options, restricted stock, performance shares, and other stock-based awards. Each executive officer is assigned a long-term incentive target based on both internal comparisons and upon survey data for individuals in comparable positions in the markets in which Great Plains Energy competes for executive talent. Compliance with stock ownership guidelines is also taken into consideration in determining grants under the Long-Term Incentive Program. The Committee has established total target long-term incentive targets at the 50th percentile in comparable positions and markets. Targets range from 40% to 150% of base salary. Based on performance over the period, awards can pay out from 0% to 200%. However, since no long-term grants were made under the program in 2004, in 2005 executives received a two-year performance share grant for 2005-2006 performance, and a three-year performance share grant for 2005-2007 performance. Payouts, if any, will be made after the end of the period based on performance during the period. Goals for both long-term grants were based on pre-approved corporate and business unit measures. Mr. Malik was covered under a Strategic Energy Long-Term Incentive Plan, as discussed below.

     The 2006 long-term grants are comprised of 25% restricted stock and 75% performance shares. The performance shares are based on the Company’s Total Shareholder Return over a three-year period, as compared to the Total Shareholder Return of the Edison Electric Institute (EEI) Index of electric utilities. The Committee believes this measure ensures strong alignment of executive financial interests with the long-term interests of its shareholders.

     The Strategic Energy L.L.C. Long-Term Incentive Plan is designed to reward sustained value creation by providing competitive incentives for the achievement of long-term financial and operational performance goals. With the exception of Mr. Malik, 100% of long-term performance is based on Strategic Energy goals. For Mr. Malik, 80% of performance is based on Strategic Energy goals and 20% is based on Great Plains Energy’s goals. Each executive officer is assigned a long-term incentive target based on survey data for individuals in comparable positions and markets and internal comparisons. Targets range from 50% to 150% of base pay. Based on performance over the period, awards can pay out from 0% to 300%. However, since no long-term grants were made under the program in 2004, in 2005 executives received a two-year grant for 2005-2006 performance and a three-year grant for 2005-2007 performance. Awards are paid 25% in Great Plains Energy restricted stock with the remaining 75% based upon pre-approved business unit measures and payable in cash.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee considers the assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation as among its principal responsibilities. Its objective with regards to setting an appropriate level of compensation is to motivate and retain a chief executive officer who is committed to delivering sustained superior performance for the Company’s shareholders.

     Mr. Chesser has served as Chairman and Chief Executive Officer of Great Plains Energy Incorporated since October 1, 2003. In 2005, Mr. Chesser received a base salary of $610,000, which is below the median for CEO’s of comparably-sized companies in similar markets. In determining Mr. Chesser’s base salary, the Committee considered the financial performance of the Company; the cost and quality of services provided; leadership in enhancing the long-term value of the Company; performance against other pre-established objectives; survey data; and consideration of length of service. Mr. Chesser’s annual incentive compensation award was targeted at 60% of base pay, also considered to be somewhat below market levels. In 2005, Mr. Chesser’s incentive award was based 80% on GPE performance which included a balanced scorecard of financial, customer-related and internal/operational metrics, and 20% on individual performance. Funding for annual awards was based on corporate earnings per share. The GPE scorecard resulted in overall performance between target and maximum levels for purposes of the annual incentive plan, and earnings performance allowed funding at the maximum level. Mr. Chesser received two long-term performance share grants in 2005 since no awards were made in 2004. Awards were determined in the same manner as for other executive officers. Mr. Chesser’s long-term incentive target was 150% of base pay, which is consistent with the 50th percentile for comparable CEO positions and markets.

     It is the Committee’s intent that, when taken together, the components of Mr. Chesser’s pay, including base salary, annual incentives, and long-term incentives, would result in total compensation that would approximate the 50th percentile of the market when incentive plan performance measures are met and in compensation levels at the 75th percentile or higher when incentive plan performance is at superior levels.

STRATEGIC ENERGY EXECUTIVE COMPENSATION

     The base salary for Mr. Malik in 2005 was established pursuant to an Employment Agreement at his date of hire on November 10, 2004, and was reviewed by the Compensation Committee at that time. The Strategic Energy Annual Incentive Plan is based on a mix of Strategic Energy, business unit, and individual goals, with the size of the entire available award determined by Strategic Energy’s pre-tax income. If Strategic Energy meets its budgeted pre-tax income, 100% of the established bonus pool is available at target. If performance falls below target, but is above threshold, the amount of the award available will be below the target level and prorated between 50% and 100%. Performance above target will result in an available award higher than the target level. Awards will not be paid if pre-tax income performance falls below the threshold level for the year. The payable amount of the eligible incentive earned is determined by the percentage achievement of the applicable pre-established goals. The annual incentive award Mr. Malik received in 2005, as reflected in the Summary Compensation Table, was a prorated amount based on his length of service. Mr. Malik received two long-term incentive grants in 2005 under the Strategic Energy LLC Long-Term Incentive Plan. One grant was for a two-year performance period of 2005-2006 and one was for a three-year performance period of 2005-2007. Mr. Malik’s long-term incentive target was 150% of base pay. Awards are paid 25% in time-vested restricted stock under the Great Plains Energy Long-Term Incentive Plan and the remaining 75% is based upon performance and payable in cash. For the performance-based portion, awards can pay out from 0% to 300% based on performance over the period. Goals for both long-term grants are based on pre-approved corporate and/or Strategic Energy measures.

CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for any individual who, on the last day of that year, is the chief executive officer or among the other four highest compensated officers unless that compensation qualifies as performance-based compensation under Section 162(m). With respect to incentive compensation, the Great Plains Energy Long-Term Incentive Plan was approved by shareholders in 2002 and offers vehicles which are performance-based. It is the Committee’s intent to take reasonable steps to include the provisions necessary to qualify for exemptions from the limitations on such deductibility under Section 162(m) at the time the Plan is next taken for shareholder vote in May 2007. With respect to awards under the Great Plains Energy Annual Incentive Plan, the Committee believes that the interests of the Company’s shareholders are best served by not restricting the Committee’s and Company’s discretion and flexibility in developing compensation programs.

COMPENSATION AND DEVELOPMENT COMMITTEE
WILLIAM C. NELSON (Chairman)
MARK A. ERNST
LUIS A. JIMENEZ
JAMES A. MITCHELL
LINDA H. TALBOTT
ROBERT H. WEST

STOCK PERFORMANCE GRAPH

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Item 2 on Proxy Card

     Deloitte & Touche LLP, who acted as our independent auditor in 2005, has been selected and appointed by the Audit Committee to audit and certify the financial statements for 2006, subject to ratification by the shareholders of the Company.

     Representatives from Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make statements if they desire to do so, and are expected to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of common stock of the Company present and entitled to vote at the meeting is required for the approval of this proposal to ratify the appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of independent public auditors will be reconsidered by the Audit Committee.

The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of six independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee’s activities in 2005 included the following:

  reviewed and discussed the audited financial statements and the audit of internal control over financial reporting with management and the independent auditors;

  discussed with Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2005, the matters required to be discussed by Securities and Exchange Commission regulations and by the Public Company Accounting Oversight Board Interim Standard AU 380 (formerly Statement on Auditing Standards 61), as may be modified or supplemented;

  received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and discussed with Deloitte & Touche LLP its independence from management and the Company and its subsidiaries; and

  considered whether the non-audit services in the categories below were compatible with maintaining Deloitte & Touche LLP’s independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

FEES PAID TO DELOITTE & TOUCHE LLP

     The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for audit services rendered in connection with the consolidated financial statements and reports for 2005 and 2004 and for other services rendered during 2005 and 2004 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2005	2004
Audit Fees	$ 2,048,204	$ 1,875,829
Audit-Related Fees	66,031	307,496
Tax Fees	79,107	1,371,757
All Other Fees	25,600	96,943
Total Fees:	$ 2,218,942	$ 3,652,025

     Audit Fees: Consists of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; audit reports on audits of the effectiveness of internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the Securities and Exchange Commission, including comfort letter, consents and assistance with and review of documents filed with the Securities and Exchange Commission; and accounting research in support of the audit.

     Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries and are not reported under “Audit Fees”. These services include consultation concerning financial accounting and reporting standards and services in connection with the Company’s assessment of the effectiveness of its internal control over financial reporting (the fees for which in 2004 aggregated $216,360).

     Tax Fees: Consists of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning. Tax fees for 2004 included $1,195,000 of fees that became payable upon resolution of engagements entered into in prior years.

     All Other Fees: Consists of fees for all other services other than those reported above. Those services included in 2005 development and facilitation of a group training course and account research tool subscriptions and in 2004 risk consulting services.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditor to the Company and its subsidiaries. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted for the Company and its subsidiaries policies and procedures for the pre-approval of services provided by the independent auditor. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to aggregate fee levels established by the Audit Committee. The Audit Committee as well may specifically approve audit and permissible non-audit services on a case-by-case basis. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Audit Committee receives quarterly reports regarding the pre-approved services performed by the independent auditor. The Chairman of the Audit Committee may between meetings pre-approve audit and non-audit services provided by the independent auditor, and report such pre-approval at the next Audit Committee meeting.

AUDIT COMMITTEE
MARK A. ERNST (Chairman)
DAVID L. BODDE
RANDALL C. FERGUSON, JR.
WILLIAM K. HALL
WILLIAM C. NELSON
ROBERT H. WEST

SUBMISSION OF SHAREHOLDER PROPOSALS AND
DIRECTOR NOMINATING PROCESS

SHAREHOLDER PROPOSALS

     Shareholders wishing to have a proposal included in the proxy statement for the Annual Meeting in 2007 must submit a written proposal to the Corporate Secretary by November 19, 2006. Securities and Exchange Commission rules set standards for shareholder proposal requirements to be included in a proxy statement.

     If a shareholder intends to bring a matter before a shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-Laws require the shareholder to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days’ notice of a shareholder meeting date, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth (10) day following the earlier of the date of the mailing of the notice of the meeting or the date in which public disclosure of the meeting date was made.

     To be in proper written form, a shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the shareholder meeting:

  a brief description of the business to be brought before the shareholder meeting and the reasons for conducting the business at the shareholder meeting;
  the shareholder's name and record address;

  class or series and number of shares of Great Plains Energy stock the shareholder owns beneficially or of record;

  a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of the business by the shareholder, and any material interest of the shareholder in such business; and

  the shareholder's representation that they intend to appear in person or by proxy at the annual meeting to bring such business before the meeting.

DIRECTOR NOMINATING PROCESS

     The Governance Committee, composed of six independent directors, identifies and recommends to the independent directors of the Board the nominees for the election of directors at the shareholder meeting. At its discretion, the Governance Committee may pay a fee to third party consultants and experts to help identify and evaluate potential new nominees for director.

     In accordance with the Corporate Governance Guidelines, the Governance Committee takes into account a number of factors when considering director candidates. Director candidates are selected based on their practical wisdom, mature judgment and diversity of backgrounds and business experience. Candidates should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. The Governance Committee may also consider in its assessment the Board’s diversity in its broadest sense, reflecting, but not limited to, geography, age, gender and ethnicity.

     The Governance Committee will consider candidates for director suggested by shareholders, applying the criteria described above and the additional information referred to below. Shareholders wishing to make a director nomination may do so in the manner set forth in the By-Laws described below.

     Great Plains Energy’s By-Laws require shareholders wishing to make a director nomination give notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If Great Plains Energy gives shareholders less than 70 days’ notice of a shareholder meeting date, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth (10) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting was made.

     For a director nominee election to be in proper written form, a shareholder’s notice to the Corporate Secretary must include:

     the shareholder’s

  name and shareholder record; and
  class or series of Great Plains Energy stock and number of shares beneficially held;

     and

     the nominee's

  name, age, business address and residence address;
  principal occupation or employment;
  class or series of Great Plains Energy stock and number of shares owned beneficially; and
  written consent of the nominee to serve as a director, if elected.

     The notice must also provide:

  a description of all arrangements or understandings between the shareholder and the nominee;
  a representation that the shareholder intends to appear in person or by proxy at the shareholders' meeting to nominate the nominee; and
  any other information relating to the shareholder and the nominee that is required to be reported in a proxy statement or other filings as required by Securities and Exchange Commission rules.

     No person shall be eligible for election as a director unless nominated according to procedures in Great Plains Energy’s By-Laws as described above. Shareholders may request a copy of the By-Laws by contacting the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124.

OTHER BUSINESS

     Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

BARBARA CURRY
Senior Vice President-Corporate Services and
Corporate Secretary

Kansas City, Missouri
March 20, 2006

GREAT PLAINS ENERGY INCORPORATED
1201 WALNUT STREET
KANSAS CITY, MO 64106

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS

If you would like to reduce the costs incurred by Great Plains Energy Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Great Plains Energy Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GRTPL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

___________________________________________
GREAT PLAINS ENERGY INCORPORATED

The Board of Directors recommends a vote FOR items 1 and 2.

Vote on Directors
Item 1.
    Election of Directors – Nominees

01) D.L. Bodde              (07) L.A. Jimenez
02) M.J. Chesser            (08) J.A. Mitchell
03) W.H. Downey          (09) W.C. Nelson
04) M.A. Ernst               (10) L.H. Talbott
05) R.C. Ferguson, Jr.    (11) R.H. West
06) W.K. Hall		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposal					For	Against	Abstain

Item 2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2006.				☐	☐	☐

Please sign exactly as your name(s) appear(s) to the right. If these shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut Street, Kansas City, Missouri 64106

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders
to be held on Tuesday, May 2, 2006.

The Board of Directors recommends a vote FOR Items 1 and 2.

The undersigned hereby appoints M.J. Chesser and W.H. Downey, and each or either of them, proxies for the undersigned with power of substitution, to vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2006, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting.

This Proxy, if signed and returned, will be voted as directed on the reverse side. If this card is signed and returned  without direction, such shares will be voted FOR the items.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE